Exhibit 21.1

NAME JURISDICTION OF PERCENTAGE

                             INCORPORATION OWNERSHIP
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Tengtu United Electronics               China                        100%
Development, Co. Ltd.

Tengtu Decheng Networking Co. Ltd.      China                        100%

TIC Beijing Electronics Co., Ltd.       China                        100%

Edsoft Platforms (Canada) Ltd.          British Columbia, Canada     100%

Edsoft Platforms (H.K.) Ltd.            Hong Kong                    60.2%

ebiztengtu.com, Inc.                    Delaware                     100%
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